FOR IMMEDIATE RELEASE

CONTACT:
Brandon Davis, 312-822-5167
Sarah Pang, 312-822-6394
KEVIN LEIDWINGER APPOINTED PRESIDENT AND CHIEF OPERATING OFFICER
OF CNA COMMERCIAL
CHICAGO, June 2, 2015 - CNA Financial Corporation (NYSE: CNA) today announced the appointment of Kevin Leidwinger as president and chief operating officer of CNA Commercial, effective June 22, 2015, reporting to Tom Motamed, chairman and chief executive officer, CNA. In this role, Kevin will lead the CNA Commercial team in executing CNA’s underwriting and profitable growth strategies.

“Kevin has a proven track record of executing on strategic goals through a focused and consistent approach to risk selection and underwriting processes,” Motamed said. “He brings more than 25 years of property and casualty insurance experience to this position. Kevin’s leadership, expertise and experience, along with his ability to build trusted internal and external working relationships, will continue our progress to profitably grow our Commercial Lines operations.”

Kevin joins CNA from The Chubb Group of Insurance Companies, where he most recently served as Global Casualty Manager, overseeing a $3.3 billion worldwide portfolio of General Liability, Workers’ Compensation, Excess Umbrella, Auto, Errors and Omissions and Environmental business. Prior to this role at Chubb, he served in a number of senior positions, including Global Liability Product Line Manager and U.S. Field Operations Manager.

Kevin holds a bachelor’s degree in political science from Dickinson College

About CNA
Serving businesses and professionals since 1897, CNA is the country’s eighth largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com. "CNA" is a service mark registered by CNA Financial Corporation with the United States Patent and Trademark Office. Certain CNA Financial Corporation subsidiaries use the "CNA" service mark in connection with insurance underwriting and claims activities.

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